                             READ YOUR CONTRACT CAREFULLY
                               THIS IS A LEGAL CONTRACT

We promise to pay, subject to the provisions of this contract, the benefits described by this contract.

We make this promise and issue this contract in consideration of the application for this contract and the payment of the purchase payments.

The owner and the beneficiary are as named in the application unless they are changed as provided for in this contract.

You are a member of The Minnesota Mutual Life Insurance Company. Our annual meetings are held at our home office on the first Tuesday in March of each year at three o'clock in the afternoon.

Signed for The Minnesota Mutual Life Insurance Company at St. Paul, Minnesota, on the contract date.

/s/ Coleman Bloomfield
President

/s/  Robert J. Hasling
Secretary
Registrar

NOTICE OF YOUR RIGHT TO EXAMINE THIS CONTRACT FOR 10 DAYS.

It is important to us that you are satisfied with this contract. If you are not satisfied, you may return the contract to us or to your agent within 10 days of its receipt. If you exercise this right, you will receive the greater of (a) the Accumulation Value of this contract or (b) the amount of purchase payments paid under this contract. We will pay this refund within 7 days after we receive your notice of cancellation.

ALL PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT

The Minnesota Mutual Life Insurance Company      FLEXIBLE PAYMENT DEFERRED
400 North Robert Street                          VARIABLE ANNUITY CONTRACT
St. Paul, Minnesota 55101-2098                   FIXED OR VARIABLE ANNUITY
                                                 BENEFITS
MINNESOTA MUTUAL LIFE                            A PARTICIPATING CONTRACT


84-9091  Rev. 1-88                                      Minnesota Mutual Life 1

                  CONTRACT INDEX

Alphabetical Index to the Provisions of Your Contract

                                                  Page
                                                  ----

Additional Information . . . . . . . . . . . . . . .10

Allocation of Purchase Payments. . . . . . . . . . . 3

Amount Payable at Death. . . . . . . . . . . . . . .10

Annuity Payment Options. . . . . . . . . . . . . . . 7

Annuity Provisions . . . . . . . . . . . . . . . . . 6

Assignment . . . . . . . . . . . . . . . . . . . . .10

Beneficiary. . . . . . . . . . . . . . . . . . . . .10

Contract Charges . . . . . . . . . . . . . . . . . . 4

Definitions. . . . . . . . . . . . . . . . . . . . . 2

Dividends. . . . . . . . . . . . . . . . . . . . . . 5

General Information. . . . . . . . . . . . . . . . . 3

Misstatement . . . . . . . . . . . . . . . . . . . .11

Purchase Payments. . . . . . . . . . . . . . . . . . 3

Transfer Provisions. . . . . . . . . . . . . . . . . 5

Valuation. . . . . . . . . . . . . . . . . . . . . . 5

Withdrawal and Surrender . . . . . . . . . . . . . . 6

YOUR CONTRACT INFORMATION
--------------------------------------------------------------------------------

ANNUITANT:                                       JOHN C. DOE

DATE OF BIRTH:                                   DECEMBER 1, 1952

OWNER:                                           JOHN C. DOE

JURISDICTION:                                    YOUR STATE


84-9091  Rev. 1-88                                      Minnesota Mutual Life 2

CONTRACT NUMBER:                                 1-234-567

CONTRACT DATE:                                   JUNE 1, 1988

ANNUITY COMMENCEMENT DATE:                       JANUARY 1, 2017

ANTICIPATED ANNUAL PURCHASE PAYMENT:             $1,000

FLEXIBLE PAYMENT DEFERRED
VARIABLE ANNUITY CONTRACT

FIXED OR VARIABLE ANNUITY BENEFITS
A PARTICIPATING CONTRACT


DEFINITIONS
--------------------------------------------------------------------------------

When we use the following words, this is what we mean:
THE ANNUITANT
The person named on page 1 who may receive lifetime benefits under the contract.

YOU, YOUR
The owner of this contract. The owner may be the annuitant or someone else. The owner shall be that person named in the application.

WE, OUR, US
The Minnesota Mutual Life Insurance Company.

CONTRACT DATE
The effective date of this contract. It is also the date from which we determine contract anniversaries and contract years.

CONTRACT ANNIVERSARY
The same day and month as the contract date for each succeeding year of this contract.

CONTRACT YEAR
A period of one year beginning with the contract date or a contract anniversary.

FUND
The mutual fund or separate investment portfolio within a series mutual fund which is designated as an eligible investment for the separate account.

VALUATION DATE
Any date on which a fund is valued.

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

VALUATION PERIOD
The period between successive valuation dates measured from the time of one determination to the next.

ACCUMULATION VALUE
The sum of your values under this contract in the general account and/or the separate account. In the general account, this is the general account accumulation value. In the separate account, this is the separate account accumulation value. The separate account portion is composed of your interest in one or more sub-accounts of the separate account. Your interest in the sub-accounts shall be valued separately. The total of those values will be the separate account accumulation value.

SURRENDER VALUE
The surrender value of the separate account portion of this contract shall be its withdrawal value.

The surrender value of the general account portion of this contract shall be the greater of:
(a)  its withdrawal value, or
(b) your total general account purchase payments, less any applicable state annuity premium taxes and less any amounts previously withdrawn or transferred to the separate account.

WITHDRAWAL VALUE
The value of this contract which is available for withdrawal. This value equals the accumulation value, subject to the deferred sales charge during the first ten contract years. However, if withdrawals during the first calendar year are equal to or less than 10% of the initial purchase payment and, if in subsequent calendar years they are equal to or less than 10% of the accumulation value at the end of the previous year, the charge will not apply. If withdrawals in any calendar year exceed that amount, the deferred sales charge will apply to the excess.

GENERAL ACCOUNT
All assets of Minnesota Mutual other than those in the Minnesota Mutual Variable Annuity Account or in other separate accounts established by us.

SEPARATE ACCOUNT
A separate investment account titled Minnesota Mutual Variable Annuity Account. This separate account was established by us for this class of contract under Minnesota law. The separate account is composed of several sub-accounts. The assets of the separate account are ours. Those assets are not subject to claims arising out of any other business of ours.

1940 ACT
The Investment Company Act of 1940, as amended, or any similar successor federal legislation.


84-9091  Rev. 1-88                                      Minnesota Mutual Life 4

WRITTEN REQUEST
A request in writing signed by you. In some cases, we may provide a form for your use. We also may require that this contract be sent to our home office with your written request.

PURCHASE PAYMENTS
Amounts paid to us as consideration for the benefits provided by this contract.

ANNUITY PAYMENTS
Payments made at regular intervals to the annuitant or any other payee. Annuity payments will be due and payable only on the first day of a calendar month.

FIXED ANNUITY
Annuity payments of equal amounts during the payment period.

VARIABLE ANNUITY
Annuity payments which increase or decrease in amount to reflect the investment experience of the separate account and its sub-accounts.

AGE
The age of a person at nearest birthday.

GENERAL INFORMATION
--------------------------------------------------------------------------------

WHAT IS YOUR AGREEMENT WITH US?
This contract and the copy of the application attached to it contain the entire contract between you and us. Any statements made in the application either by you or the annuitant will, in the absence of fraud, be considered representations and not warranties. Also, any statement made either by you or the annuitant will not be used to avoid this contract or defend against a claim under this contract unless the statement is contained in the application.

No change or waiver of any of the provisions of this contract will be valid unless made in writing by us. It must also be signed by our president, a vice president, our secretary or an assistant secretary. No agent or other person has the authority to change or waive any provision of this contract.

Any additional agreement attached to this contract will become a part of this contract. It will be subject to all the terms and conditions of this contract unless we state otherwise in the agreement.

HOW DO YOU EXERCISE YOUR RIGHTS UNDER THIS CONTRACT?
You can exercise all the rights under this contract. You can do this by making a written request to us. You have these rights during the annuitant's lifetime and before annuity payments begin. We will deal with you, unless this contract provides otherwise, on the basis that you have full ownership and control of this contract.


84-9091  Rev. 1-88                                      Minnesota Mutual Life 5

HOW WILL YOU KNOW THE VALUE OF YOUR CONTRACT?
Each year we will send you a report. This report will summarize the year's transactions. It will show the current accumulation value and surrender value of this contract. It will also show the current separate account accumulation unit values. The report will be as of a date within two months of its mailing.

PURCHASE PAYMENTS
--------------------------------------------------------------------------------

WHERE DO YOU MAKE PURCHASE PAYMENTS?
All purchase payments must be made at our home office. Our home office is at 400 North Robert Street, St. Paul, Minnesota 55101-2098.

When we receive a purchase payment from you at our home office, we will send you a confirmation.

DO YOU CHOOSE WHEN TO MAKE PURCHASE PAYMENTS?
Yes. You may choose when to make purchase payments. Each purchase payment must be in an amount of at least $25.

ARE THERE OTHER METHODS OF MAKING PURCHASE PAYMENTS?
Yes. It may be possible for you to arrange with your employer to make your purchase payments by payroll deduction. Or, under some plans, your employer may make purchase payments on your behalf. Also, your bank or other financial institution may consent to have your purchase payments automatically withdrawn from your account and paid directly to us.

WHAT DEDUCTIONS ARE MADE FROM PURCHASE PAYMENTS?
There are usually no deductions made from the purchase payments. However, we do reserve the right to make a deduction from purchase payments for state premium taxes, where applicable.

HOW ARE PURCHASE PAYMENTS ALLOCATED?
They are allocated either to the general account or to the separate account and its sub-accounts. The allocation is made as you direct. Initially, you indicate your allocation in the application. Later, you may change your allocation for future purchase payments by giving us written notice. We will allocate purchase payments received without allocation instructions to the general account.

WHAT SEPARATE ACCOUNT OPTIONS ARE AVAILABLE?
The separate account currently is composed of the following sub-accounts:

Common Stock Account                             Aggressive Growth Account
Bond Account
Money market Account
Managed Account
Mortgage Securities Account
Index Account

84-9091  Rev. 1-88                                      Minnesota Mutual Life 6

Purchase payments may be applied to one or more of these sub-accounts. They may also be made to any other sub-account which may be established by us under the separate account for contracts of this class. We reserve the right to add, combine or remove any sub-accounts of the separate account.

WHAT ARE THE INVESTMENTS OF THE SEPARATE ACCOUNT?
The separate account is divided into sub-accounts. For each sub-account, there is a fund for the investment of that sub-account's assets. Purchase payments are invested in the funds at their net asset value. The net asset value per share for each fund is determined by adding the current value of all securities and all other assets held by such fund, subtracting liabilities, and dividing the remainder by the number of shares outstanding.

If investment in a fund should no longer be possible or if we determine it becomes inappropriate for contracts of this class, we may substitute another fund. Substitution may be with respect to existing accumulation values, future purchase payments and future annuity payments.

IS THERE A MINIMUM AMOUNT WHICH MAY BE ALLOCATED TO THE GENERAL ACCOUNT OR SEPARATE ACCOUNT?
Yes. The minimum purchase payment to the general account or to any sub-account of the separate account is also $25.

MAY WE MAKE CHANGES TO THE SEPARATE ACCOUNT?
Yes. We reserve the right to transfer assets of the separate account to another separate account. The transfer will be of assets associated with this class of contracts. We will make that determination. If this type of transfer is made, the term "separate account", as used in this contract, shall then mean the separate account to which the assets were transferred.

We reserve the right, when permitted by law, to:

(a)  deregister the separate account under the Investment Company Act of 1940;
(b) restrict or eliminate any voting rights of contract owners or other persons who have voting rights as to the separate account; and
(c)  combine the separate account with one or more other separate accounts.

WHEN ARE PURCHASE PAYMENTS CREDITED TO THE CONTRACT?
Purchase payments are credited to the contract on the valuation date coincident with or next following the day they are received in our home office. If they are received on a day which is not a valuation date, those amounts will be credited on the next valuation date.

MAY YOU STOP MAKING PURCHASE PAYMENTS?
Yes. You may stop making purchase payments at any time. If you stop making purchase payments, the contract remains in force as a paid-up annuity according to its terms. Its value may


84-9091  Rev. 1-88                                      Minnesota Mutual Life 7
be applied to provide annuity payments at a later date. You may make purchase payments again at any time before annuity payments start unless the contract has been surrendered.

MAY WE CANCEL THE CONTRACT?
Yes. We may, in our discretion, cancel a contract if no purchase payments are made for a period of two or more full contract years and both (a) the total purchase payments made, less any withdrawals and associated charges, and (b) the accumulation value of the contract, are less than $2,000. If such a cancellation takes place, we will pay the accumulation value to you.

We will notify you of our intention to exercise these rights in our annual report. We will act 90 days after the contract anniversary unless an additional purchase payment is received before the end of that 90 day period.

CONTRACT CHARGES
--------------------------------------------------------------------------------

ARE THERE CHARGES UNDER THIS CONTRACT?
Yes. There may be a deferred sales charge. Also, there are certain charges which are made directly to the separate account.

WHAT IS THE DEFERRED SALES CHARGE?
The deferred sales charge is the charge made on contract withdrawals or surrenders. It is made during the first ten contract years. The amount withdrawn plus any deferred sales charge is deducted from the accumulation value. In the separate account, accumulation units will be cancelled of a value equal to the charge and the withdrawal.

WHAT IS THE AMOUNT OF THE DEFERRED SALES CHARGE?
The charge is indicated in the table shown below. These percentages decrease uniformly by .075% for each of the first 120 months from the contract date. Any amounts withdrawn from the contract may also be reduced by any applicable state premium taxes not previously deducted.

                       END OF
                    CONTRACT YEAR               CHARGE
                    -------------               ------
                   (Contract Date)               9.0%
                          1                      8.1
                          2                      7.2
                          3                      6.3
                          4                      5.4
                          5                      4.5
                          6                      3.6
                          7                      2.7
                          8                      1.8
                          9                      0.9
                         10                      -0-


84-9091  Rev. 1-88                                      Minnesota Mutual Life 8

In no event will the amount of deferred sales charge exceed 9% of the total purchase payments made under this contract.

ARE THERE CHARGES ASSOCIATED WITH THE SEPARATE ACCOUNT?
Yes. There are two charges associated with the separate account. They are the expense risk charge and the mortality risk premium charge. Both of these charges are deducted on each valuation date from the separate account. On an annual basis, they may be as much as 1.40% of the net asset value of the separate account.

WHAT IS THE MORTALITY RISK PREMIUM CHARGE?
This is a premium charge to compensate us for the mortality guarantees we make under the contract. Actual mortality results incurred by us shall not adversely affect any payments or values under this contract. On an annual basis, it equals .80% of the net asset value of the separate account.

WHAT IS THE EXPENSE RISK CHARGE?
This is a charge to compensate us for guaranteeing that the contract administrative charge and the deferred sales charge will not increase. It also compensates us for the guarantee that the deductions provided in this contract will be sufficient to cover our actual expenses. Actual expense results incurred by us shall not adversely affect any payments or values under this contract. On an annual basis it may be as much as .60% of the net asset value of the separate account.

VALUATION
--------------------------------------------------------------------------------

HOW IS YOUR ACCUMULATION VALUE DETERMINED?
It is determined separately for your accumulation value in the general account and the separate account. The separate account value will include all sub-accounts of the separate account.

For the general account, it is the sum of all purchase payments allocated to the general account plus interest, dividends and transfers into the general account, less deductions for the annual administrative charge, any transfers out of the general account, the deferred sales charge and for any previous withdrawals.

For each sub-account of the separate account, it is your accumulation units multiplied by the accumulation unit value.

WHAT IS AN ACCUMULATION UNIT AND HOW IS ITS VALUE DETERMINED?
An accumulation unit is a measure of your interest in each sub-account of the separate account. The number of accumulation units credited with respect to each purchase payment is determined by dividing the portion of the purchase payment allocated to each sub-account by the then current accumulation unit value for that sub-account. This determination is made as of the valuation date coincident with or next following the date on which we receive your purchase payment at our home office. Once determined, the number of accumulation units will not be affected by changes

84-9091  Rev. 1-88                                      Minnesota Mutual Life 9
in the accumulation unit value. However, the total number of accumulation units under this contract will be affected by future contract transactions. In addition, the units of each sub-account will be increased by subsequent purchase payments and transfers to that sub-account. The units of each sub-account will be decreased by deductions for the administrative charge, sales charge and for transfers or withdrawals from that sub-account.

The accumulation unit value will increase or decrease on each valuation date. The amount of any increase or decrease will depend on the net investment experience of the sub-account of the separate account. The value of an accumulation unit for each sub-account was originally set at $1.00 on the first valuation date. For any subsequent valuation date, its value is equal to its value on the preceding valuation date multiplied by the net investment factor for that sub-account for the valuation period ending on the subsequent valuation date.

WHAT IS THE NET INVESTMENT FACTOR FOR EACH SUB-ACCOUNT?
The net investment factor for a valuation period is the gross investment rate for such valuation period, less a deduction for the charges associated with the separate account at a rate of not more than 1.40% per annum.

The gross investment rate is equal to:

(a) the net asset value per share of a fund share held in the sub-account of the separate account determined at the end of the current valuation period; plus

(b) the per-share amount of any dividend or capital gain distributions by the fund if the "ex-dividend" date occurs during the current valuation period; divided by

(c) the net asset value per share of that fund share held in the sub-account determined at the end of the preceding valuation period.

DOES THE CONTRACT CREDIT INTEREST ON THE GENERAL ACCOUNT?
Yes. This contract credits interest on the general account accumulation value of this contract. Interest is credited at a rate of at least 4% per year, compounded annually. We guarantee this rate for the life of this contract and until an annuity begins.

MAY ADDITIONAL INTEREST BE CREDITED ON THE GENERAL ACCOUNT?
Yes. As conditions permit, we will credit additional amounts of interest to the general account accumulation value.

DIVIDENDS
--------------------------------------------------------------------------------

WILL THIS CONTRACT RECEIVE DIVIDENDS?
Each year we determine if this contract will share in our divisible surplus. We call your share a dividend.


84-9091  Rev. 1-88                                      Minnesota Mutual Life 10

HOW WILL DIVIDENDS BE APPLIED?
Dividends, if received, will be added to the accumulation value or applied to increase annuity payments. If you so elect, they may be paid in cash.

TRANSFER PROVISIONS
--------------------------------------------------------------------------------

WHAT IS A TRANSFER?
A transfer is a reallocation of funds under this contract. It may be between the general account and the separate account or among the sub-accounts of the separate account.

MAY YOU MAKE TRANSFERS OF AMOUNTS UNDER THE CONTRACT?
Yes. These transfers may be made by your written request. We will make the transfer on the basis of accumulation unit values on the valuation date coincident with or next following the day we receive the request at our home office.

DOES A DOLLAR AMOUNT LIMIT APPLY TO TRANSFERS?
Yes.  In every case, the amount to be transferred must be $250 or more.

DO ANY OTHER RESTRICTIONS APPLY?
Yes. We reserve the right to limit the amount and frequency of transfers from the general account to the separate account. Transfers from the separate account to the general account or among sub-accounts of the separate account may be made at any time subject to the dollar amount limitation.

MAY TRANSFERS TAKE PLACE ONCE AN ANNUITY BEGINS?
Yes. However, transfers are limited. They may be made only with respect to any variable annuity payments. See the Annuity Payment Options section of this contract.

WITHDRAWAL AND SURRENDER
--------------------------------------------------------------------------------

MAY YOU WITHDRAW FUNDS FROM THIS CONTRACT?
Yes. At any time before annuity payments begin, you may request a partial withdrawal from the accumulation value. The amount of any withdrawal must be for at least $250. In the event of a cash withdrawal, the accumulation value will be reduced by the amount requested and by the deferred sales charge, if any.

Unless instructed otherwise by you, withdrawals will be made from your interest in the general account and each sub-account of the separate account in the same proportion that the value of your interest in the general account and any sub-account bears to your total accumulation value.

Systematic withdrawal plans of a fixed amount or over a fixed period are also available.


84-9091  Rev. 1-88                                      Minnesota Mutual Life 11

HOW IS THE WITHDRAWAL VALUE DETERMINED?
The withdrawal value is determined by reference to the deferred sales charge shown in this contract. The withdrawal value is the accumulation value minus the deferred sales charge. However, if withdrawals during the first calendar year are equal to or less than 10% of the initial purchase payment and, if in subsequent calendar years they are equal to or less than 10% of the accumulation value at the end of the previous calendar year, the charge will not apply. If withdrawals in any calendar year exceed 10% of that accumulation value, the deferred sales charge will apply to the excess.

MAY YOU SURRENDER THE CONTRACT?
Yes. At any time before annuity payments begin, you may surrender this contract for its surrender value. The surrender value will be determined as of the valuation date coincident with or next following the date your written request is received at our home office.

HOW IS THE SURRENDER VALUE DETERMINED?
The surrender value of the separate account portion of this contract shall be the withdrawal value. The surrender value of the general account portion of this contract shall be the greater of:

(a) its withdrawal value, or
(b) your total general account purchase payments, less any applicable state annuity premium taxes and less any amounts previously withdrawn or transferred to the separate account.

HOW WILL WITHDRAWAL OR SURRENDER BENEFITS BE PAID?
We will pay these benefits in a single sum. However, if this contract is surrendered you may elect one of the annuity payment options. This election is subject to the provisions of this contract.

ANNUITY PROVISIONS
--------------------------------------------------------------------------------

WHEN DO ANNUITY PAYMENTS BEGIN?
You must notify us in writing: (a) that annuity payments are to be made to the annuitant; (b) when these payments are to begin; (c) the form of the annuity;
(d) and what annuity payment option has been selected. We must receive this notice at least 30 days before annuity payments are to begin. This contract permits annuity payments to begin on the first day of any month after the 50th birthday and before the 75th birthday of the annuitant. However, the beginning date for annuity payments must be consistent with any restrictions applicable to the plan under which this contract may have been purchased.

WHAT VALUE IS AVAILABLE TO BE APPLIED TO PROVIDE ANNUITY PAYMENTS?
On the date annuity payments are to begin, we will apply either the accumulation value or the surrender value.

The accumulation value will be applied to provide annuity payments if the annuity payment option selected provides for payments expected to continue for a period of at least five years.


84-9091  Rev. 1-88                                      Minnesota Mutual Life 12

If this condition is not met, the surrender value, not the accumulation value, will be applied to provide the annuity payment form selected.

WHAT TYPES OF ANNUITIES ARE AVAILABLE?
Both fixed and variable annuities are available under this contract.

ARE THERE RESTRICTIONS ON ANNUITY PAYMENTS?
Yes. We require that the first monthly fixed or variable annuity payment must be at least $20. It may be less if a payment of a smaller minimum amount is required by law. If the first monthly fixed or variable annuity payment would be less than that amount, we reserve the right to pay you the surrender value in a lump sum. This payment would be in lieu of all other rights under this contract.

MAY WE REQUIRE INFORMATION BEFORE MAKING ANNUITY PAYMENTS?
Yes. We reserve the right to require proof satisfactory to us of the age of the annuitant and of any joint annuitant before payments begin.

We may also require proof that a person is alive before making any annuity payment which is based on the survival of that person.

IF YOU MAKE NO ELECTION, WHEN DO ANNUITY PAYMENTS BEGIN?
If you do not elect another date, annuity payments will begin on the later of: the first day of the month immediately following the 65th birthday of the annuitant, or the first day of the month immediately following the fifth contract anniversary.

IF YOU FAIL TO ELECT AN ANNUITY OPTION, IS THERE AN OPTION UNDER WHICH ANNUITY PAYMENTS WILL BE MADE?
Yes. If you do not elect an annuity payment option, we will make monthly payments on the basis of Option 2A, a life annuity with a period certain of 120 months.

IF YOU FAIL TO ELECT AN ANNUITY FORM, IS THERE A FORM UNDER WHICH ANNUITY PAYMENTS WILL BE MADE?
If you do not elect an annuity payment form, we will make annuity payments in the form of a variable annuity.

MUST AN ANNUITY PAYMENT OPTION BE ELECTED?
No. You may elect a lump sum payment instead. If you do so, you and the annuitant shall have no further rights under this contract.

ANNUITY PAYMENT OPTIONS
--------------------------------------------------------------------------------

WHAT ANNUITY PAYMENT OPTIONS ARE AVAILABLE?
The following annuity payment options are available:


84-9091  Rev. 1-88                                      Minnesota Mutual Life 13

Option 1--Life Annuity--annuity payments payable monthly for the lifetime of the annuitant, ending with the last payment due prior to the annuitant's death.

Option 2--Life Annuity with a Period Certain--annuity payments payable monthly for the lifetime of the annuitant; provided, if the annuitant dies before payments have been made for the entire period certain, those remaining certain payments will be made to the beneficiary.

The period certain may be for 120 months (Option 2A); for 180 months (Option
2B); or for  240 months (Option 2C).

Option 3--Joint and Last Survivor Annuity--annuity payments payable monthly for the joint lifetimes of the annuitant and a designated joint annuitant. The payments end with the last payment due before the survivor's death. If this option is elected, the contract and payments shall be the joint property of the annuitant and the designated joint annuitant.

Option 4--Fixed Period Annuity--annuity payments payable monthly for a fixed period of from one to twenty years. If the annuitant dies before all payments for the fixed period are received, payments will continue for the remainder of the fixed period to the beneficiary.

ARE OTHER ANNUITY PAYMENT OPTIONS AVAILABLE?
Yes. Other options may be available. They will be as agreed upon between you and us.

MAY THE BENEFICIARY RECEIVE A LUMP SUM PAYMENT INSTEAD OF THE REMAINING ANNUITY PAYMENTS?
Yes. The beneficiary may elect to have the present value of the remaining payments paid in a lump sum. This right exists under Options 2 and 4.

The lump sum payment will be the commuted value of the remaining payments. It will be based on the then current dollar amount of one payment. We will use the same interest rate which served as a basis for the annuity.

HOW IS THE AMOUNT OF A VARIABLE ANNUITY PAYMENT DETERMINED?
The dollar amount of the first monthly variable annuity payment is determined by applying the available value (after deduction of any premium taxes not previously deducted) to the table below using the adjusted age of the annuitant and any joint annuitant. A number of annuity units is then determined by dividing this dollar amount by the then current annuity unit value. Thereafter, the number of annuity units remains unchanged during the period of annuity payments. This determination is made separately for each sub-account of the separate account. The number of annuity units is based upon the available value in each sub-account as of the date annuity payments are to begin.

The dollar amount determined for each sub-account will then be aggregated for purposes of making payment.


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

The dollar amount of the second and later variable annuity payments is equal to the number of annuity units determined for each sub-account times the annuity unit value for that sub-account as of the due date of the payment. This amount may increase or decrease from month to month.

The value of an annuity unit for a sub-account is determined each month as of the first day of the month. The value is equal to the annuity unit value for that sub-account as of the first day of the preceding month times the product of
(a) .997137, and (b) a sub-account investment factor. This investment factor is the accumulation unit value for that sub-account on the valuation date next following the fourteenth day of the preceding month divided by the accumulation unit value for that sub-account on the valuation date next following the fourteenth day of the second preceding month. For any date other than the first of a month, the annuity unit value is that on the first day of the next month.

HOW IS THE AMOUNT OF A FIXED ANNUITY PAYMENT DETERMINED?
The tables shown below are used to determine the amount of guaranteed monthly fixed annuity payments. They show the dollar amount of each payment that can be provided with each $1,000 of available value, after the deduction of any applicable premium taxes not previously deducted. Amounts shown here are based on the Progressive Annuity Table with interest at the rate of 3.5% per annum, assuming births in the year 1900 and with an age setback of six years. The amount of each payment depends upon the adjusted age of the annuitant and any joint annuitant. The adjusted age is determined from the actual age nearest birthday at the time the first payment is due in the following manner:

         CALENDAR YEAR                    ADJUSTED AGE IS
           OF  BIRTH                      IS EQUAL TO---
         -------------                 ------------------

           Prior to 1900                    Age Plus 1
           1900-1919                        Actual Age
           1920-1939                        Age Minus 1
           1940-1959                        Age Minus 2
         1960 and Later                     Age Minus 3

            DOLLAR AMOUNT OF THE FIRST MONTHLY PAYMENT WHICH IS PURCHASED
                          WITH EACH $1,000 OF VALUE APPLIED

Rates shown for Options 1,2 and 3 are for an annuity with the first payment due
immediately.   They must be adjusted for any applicable state premium taxes.

  ADJUSTED AGE
  OF ANNUITANT               SINGLE LIFE ANNUITIES
  -------------    ------------------------------------------------------
                   OPTION 1       OPTION 2A      OPTION 2B      OPTION 2C
                   --------       ---------      ---------      ---------
    50              $4.28           $4.26          $4.22          $4.18
    51               4.34            4.32           4.28           4.23
    52               4.42            4.39           4.35           4.28


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

  ADJUSTED AGE
  OF ANNUITANT          SINGLE LIFE ANNUITIES
  ------------     ------------------------------------------------------
                   OPTION 1       OPTION 2A      OPTION 2B      OPTION 2C
                   --------       ---------      ---------      ---------

    53               4.49           4.46           4.41           4.34
    54               4.57           4.53           4.48           4.40
    55               4.65           4.61           4.55           4.46
    56               4.74           4.69           4.62           4.52
    57               4.84           4.78           4.70           4.58
    58               4.94           4.87           4.78           4.65
    59               5.04           4.97           4.87           4.71
    60               5.16           5.07           4.95           4.78
    61               5.28           5.18           5.04           4.85
    62               5.40           5.29           5.13           4.91
    63               5.54           5.41           5.23           4.98
    64               5.69           5.53           5.33           5.05
    65               5.84           5.66           5.43           5.11
    66               6.01           5.79           5.53           5.18
    67               6.18           5.94           5.63           5.24
    68               6.37           6.08           5.74           5.30
    69               6.57           6.24           5.84           5.36
    70               6.79           6.40           5.95           5.41
    71               7.02           6.57           6.05           5.46
    72               7.27           6.74           6.15           5.51
    73               7.54           6.91           6.26           5.55
    74               7.83           7.10           6.35           5.59
    75               8.14           7.28           6.45           5.62

                    OPTION 3-JOINT AND LAST SURVIVOR LIFE ANNUITY

ADJUSTED AGE OF
JOINT ANNUITANT*        ADJUSTED AGE OF ANNUITANT*
----------------  ------------------------------------------------------------
                   55       60       62       65       67       70       75
                   --       --       --       --       --       --       --

    54           $4.08    $4.21    $4.26    $4.32    $4.36    $4.41    $4.47
    59            4.23     4.42     4.49     4.59     4.65     4.74     4.85
    61            4.28     4.50     4.58     4.70     4.78     4.88     5.02
    64            4.35     4.61     4.71     4.87     4.97     5.10     5.30
    66            4.40     4.68     4.80     4.98     5.09     5.26     5.50
    69            4.45     4.78     4.92     5.13     5.28     5.49     5.82
    74            4.53     4.91     5.08     5.36     5.56     5.86     6.37

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


* Dollar amounts of the first monthly payments for ages not shown in this table will be calculated on the same basis as those shown and may be obtained from us.

                            OPTION 4--FIXED PERIOD ANNUITY


    FIXED PERIOD   DOLLAR AMOUNT       FIXED PERIOD     DOLLAR AMOUNT
      (YEARS)       OF PAYMENT            (YEARS)         OF PAYMENT
    ------------   --------------      ------------     -------------

        1               $84.65              11             $9.09
        2               43.05               12             8.46
        3               29.19               13             7.94
        4               22.27               14             7.49
        5               18.12               15             7.10
        6               15.35               16             6.76
        7               13.38               17             6.47
        8               11.90               18             6.20
        9               10.75               19             5.97
       10                9.83               20             5.75

WILL THESE TABLES ALWAYS BE USED FOR ANNUITY PURCHASES?
Not necessarily. If, when fixed annuity payments are elected, we are using tables of annuity purchase rates for this class of contract which would result in larger annuity payments, we will use those tables instead.

ONCE ANNUITY PAYMENTS BEGIN, MAY A FIXED ANNUITY OPTION BE CHANGED?
No.

ONCE ANNUITY PAYMENTS BEGIN, MAY A VARIABLE ANNUITY OPTION BE CHANGED?
No.

MAY AMOUNTS BE TRANSFERRED DURING THE ANNUITY PERIOD?
Yes. Amounts held as annuity reserves may be transferred among the variable annuity sub-accounts during the annuity period. Annuity reserves may also be transferred from a variable annuity to a fixed annuity during this time.

HOW DOES AN ANNUITANT CHANGE SUB-ACCOUNT ELECTIONS OR TRANSFER AMOUNTS TO A FIXED ANNUITY?
The change must be made by written request. The annuitant and joint annuitant, if any must make such an election.

HOW WILL A TRANSFER OF VARIABLE ANNUITY SUB-ACCOUNTS BE MADE?
A transfer will be made on the basis of annuity unit values. The number of annuity units from the sub-account being transferred will be converted to a number of annuity units in a new sub-account. The annuity payment option will stay the same.


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

After this conversion, a number of annuity units in the new sub-account will be payable under the elected option. the first payment after conversion will be of the same amount as it would have been without the transfer. The number of annuity units will be set at that number of units which are needed to pay that same amount on the transfer date.

ARE THERE ANY RESTRICTIONS ON ANNUITY SUB-ACCOUNT TRANSFERS?
Yes. The transfer of an annuity reserve amount from any sub-account must be at least equal to: 1) $5,000; or, 2) the entire amount of the reserve remaining in that sub-account.

In addition, annuity payments must have been in effect for a period of 12 months before a change may be made. Such transfers can be made only once every 12 months. Your written request for an annuity transfer must be received by us more than 30 days in advance of the due date of the annuity payment subject to the transfer.

MAY AMOUNTS HELD AS RESERVES TO PAY A VARIABLE ANNUITY BE TRANSFERRED TO A FIXED ANNUITY?
Yes. However, the restrictions which apply to annuity sub-account transfers will apply here as well.

The amount transferred will then be applied to provide a fixed annuity amount. This amount will be based upon the adjusted age of the annuitant and any joint annuitant at the time of the transfer. The payment option will remain the same.

MAY AMOUNTS BE PAID AS A FIXED ANNUITY BE TRANSFERRED TO A VARIABLE ANNUITY?
No.

AMOUNT PAYABLE AT DEATH
--------------------------------------------------------------------------------

WHAT AMOUNT IS PAYABLE AT DEATH?
If you die before annuity payments have started, we will pay the accumulation value. This amount shall always be at least equal to the surrender value. The accumulation value will be determined as of the valuation date coincident with or next following the day we receive due proof of death at our home office. If the annuitant dies after annuity payments have started, we will pay whatever amount may be called for by the terms of the annuity payment option selected.

The remaining interest in the contract must be distributed at least as rapidly as under the option in effect at the annuitant's death.

TO WHOM WILL WE PAY THOSE BENEFITS?
When we receive due proof of death satisfactory to us, we will pay the amount payable at death under this contract to the beneficiary or beneficiaries. The beneficiary will be the person or persons named in the application for this contract unless you subsequently change the beneficiary. In that event, we will pay the amount payable at death to the beneficiary named in your last change of beneficiary request as provided in this contract.


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

HOW WILL THE AMOUNT PAYABLE AT DEATH BE PAID?
We will pay that amount in a single sum unless another form of settlement has been requested and agreed to by us. All payments by us are payable at our home office. Proof of any claim under this contract must be submitted in writing to us at our home office.

WHEN MUST DEATH BENEFITS BE PAID?
If you die on or before the date on which annuity payments begin and if the designated beneficiary is a person other than your spouse, that beneficiary may elect an annuity option measured by a period not longer than that beneficiary's life expectancy. Annuity payments begin not later than one year after your death. If there is no designated beneficiary, then the entire interest in this contract must be distributed within five years after your death. If the annuitant dies after annuity payments have begun, any payments received by a non-spouse beneficiary must be distributed at least as rapidly as under the method elected by the annuitant as of the date of death.

If any portion of the contract interest is payable to your designated beneficiary who is your surviving spouse, that spouse shall be treated as the contract owner for purposes of: (1) when payments must begin; and (2) the time of distribution in the event of your spouse's death. Payments must be made in substantially equal installments.

WHAT HAPPENS IF ONE OR ALL OF THE BENEFICIARIES DIE?
If a beneficiary dies, that beneficiary's interest in this contract ends with that beneficiary's death. Only those beneficiaries who survive will be eligible to share in a death benefit. If no beneficiary survives you prior to the date an annuity begins we will pay the accumulation value of this contract to the executors or administrators of your estate.

If there is no beneficiary after the death of the annuitant, any remaining value under the annuity option will be paid to the annuitant's estate.

CAN YOU CHANGE THE BENEFICIARY?
Yes.  You can file a written request with us to change the beneficiary.

Your written request will not be effective until it is recorded in our home office records. After it has been recorded, it will take effect as of the date you signed the request. However, if the annuitant dies before the request has been recorded, the request will not be effective as to those death proceeds we have paid before the request was recorded in our home office records.

ADDITIONAL INFORMATION
--------------------------------------------------------------------------------

CAN YOU ASSIGN THIS CONTRACT?
Unless this contract provides otherwise, you may assign all rights to this contract during the lifetime of the annuitant. We will not be bound by any assignment until we have recorded written notice of it at our home office. We are not responsible for the validity of any assignment.


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

An assignment will not apply to any payment or action made by us before it was recorded. Any proceeds payable to an assignee will be paid in a single sum. Any claim made by an assignee will be subject to proof of the assignee's interest and the extent of the assignment.

If this contract is issued pursuant to a retirement plan which receives favorable tax treatment under the provisions of Section 401, 403, 404, 408 or 457 of the Internal Revenue Code, then, it may not be assigned, pledged or otherwise transferred except under such conditions as may be allowed under applicable law.

ARE THE CONTRACT BENEFITS PROTECTED?
Yes. To the extent permitted by law, no benefit provided by this contract will be subject to any creditor's claim or process of law.

HOW WILL BENEFITS BE DETERMINED?
Any paid-up benefit, withdrawal benefit, surrender benefit, or any other benefit described by this contract shall be calculated as of the date the provisions of the contract are exercised. Interest credited on purchase payments made to the contract shall be calculated on contract amounts from the date they are credited to the contract to the date the withdrawal value or surrender value is determined.

WILL THERE BY AN ADJUSTMENT IF A PERSON'S AGE IS MISSTATED?
Yes. If a person's age has been misstated, the amount payable under this contract as an annuity will be that amount which would have been paid based upon that person's correct age. In the case of an overpayment, we may either deduct the required amount from that person's payments under this contract; or, we may require you to pay us in cash; or we may do both until we are fully repaid. In the case of an underpayment, we will pay the required amount with the next payment.

MUST YOU PROVIDE ADDITIONAL INFORMATION?
Yes. You must provide any other information we need to administer this contract. If you cannot do so, we may ask the person concerned for that information. We shall not be liable for any payment based upon information given to us in error or not given to us.

DO CONTRACT VALUES COMPLY WITH STATE REQUIREMENTS?
Yes. Amounts payable at death, withdrawal and surrender benefits, accumulation values, and the paid-up annuity benefit described by this contract are not less than the minimum benefits required by any statute of the state in which this contract is delivered.

WHAT ANNUITY RESERVES WILL WE HOLD UNDER THIS CONTRACT?
Reserves held by us for annuity payments under this contract shall not be less than those reserves required by the law in the state in which this contract is delivered.


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

MAY THIS CONTRACT BE MODIFIED?
Yes. This contract may be modified at any time by written agreement between you and us. However, no such modification will adversely affect the rights of an annuitant under this contract unless the modification is made to comply with a law or government regulation. Such modification will be in writing. You will have the right to accept or reject such a modification.

DO WE OWN THE GENERAL ACCOUNT AND THE SEPARATE ACCOUNT?
Yes. We have exclusive and absolute ownership of the assets of both the general account and the separate account.

WHEN WILL LUMP SUM PAYMENTS BE MADE?
Usually, we will make payment within seven days after payment is called for by the terms of the contract. However, in the case of payments from the general account, we reserve the right to defer payment of withdrawal or surrender benefits for up to six months. And in the case of payments from the separate account, we reserve the right to defer payment for any period during which the New York Stock Exchange is closed for trading (except for normal holiday closing) or when the Securities and Exchange Commission has determined that a state of emergency exists which may make such determination and payment impractical.

DO YOU HAVE ADDITIONAL VOTING RIGHTS?
Yes. If you have separate account accumulation or annuity units under this contract you may direct us with respect to the voting rights of fund shares held by us and attributable to this contract.

MINNESOTA MUTUAL LIFE

FLEXIBLE PAYMENT DEFERRED
VARIABLE ANNUITY CONTRACT

FIXED OR VARIABLE ANNUITY BENEFITS

A PARTICIPATING CONTRACT











84-9091  Rev. 1-88                                      Minnesota Mutual Life 21